Exhibit 10.19
January 30, 2023

Dear Chuck,

On behalf of Logitech Inc. (“Logitech”), we are pleased to offer you employment with Logitech as Chief Financial Officer reporting directly to me, as President and Chief Executive Officer of Logitech International S.A. (“Logitech International”).

Your annual base salary will be $600,000, payable every two weeks at a bi-weekly rate of $23,076.92.

You will also be eligible to participate in Logitech International’s Leadership Team Bonus Program, targeted at 90% of your base salary for a potential total target cash compensation of $1,140,000. For fiscal year 2023 (April 2022 – March 2023), your payout under the Leadership Team Bonus Program will be prorated based upon your start date, provided you are an active employee of Logitech on the last day of the bonus performance period.

You will also be eligible to participate in Logitech’s annual equity program. Grants in this annual equity program are subject to market conditions, Company performance and Compensation Committee approval and granted in the form of Performance Share Units (PSUs). The annual equity grants for a three-year performance period are approved in the March Board meeting and granted on April 15 each year. For April 15, 2023, we will propose a PSU grant of $2,750,000 subject to the terms and conditions of the applicable plan, including vesting requirements, in particular vesting following a three-year performance period, as approved by the Compensation Committee of Logitech International’s Board of Directors.

You will be subject to Logitech's stock ownership guidelines which currently mandate that you must fully own Logitech shares with a market value equal to a multiple of three times your annual base salary. You will have 5 years to meet ownership requirements.

Logitech offers a comprehensive benefits package, including medical, dental and vision insurance plans (effective on your date of hire), a healthcare spending account, a 401(k) retirement savings plan, commuter benefits, an Employee Share Purchase Plan, life insurance, short and long-term disability insurance, as well as up to 20 days per year of combined accrued vacation and sick leave and 15 paid holidays. As a senior leader of Logitech, you will also be eligible to participate in Logitech’s Management Deferred Compensation Plan.

Logitech’s compensation plans and programs are reviewed each year and may be subject to change. Logitech reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

While it is our sincere hope and belief that our working relationship will be mutually beneficial, we also want to advise you that Logitech is an at-will employer. Consequently, either Logitech or you can terminate the employment relationship at-will, at any time, with or without cause, and with or without advance notice.

Please understand that this offer is contingent upon the successful completion of your background check as well as Logitech International’s Board of Directors approval prior to your start date. You will also be required to provide your legal eligibility to work in the United States on your first day of employment – instructions on what to bring will be provided before your first day.

We eagerly await your acceptance by January 30, 2023. This offer is contingent on a Start Date of February 6, 2023.

Once your offer acceptance is received:

•You will receive an invitation from Logitech’s on-boarding portal. With your personalized access, you will begin to learn about Logitech, review your benefits and enter additional information that is required to enable a smooth new hire experience for you.
•You will receive information about New Employee Orientation the week prior to your start date.

Chuck, we feel that the single most important factor of our success is our people and we look forward to having you on the Logitech team. If you have any questions or need clarification on any information contained in this letter, please do not hesitate to contact us. Please sign and return the offer letter to Kirsty Russell, our Head of People & Culture.

Sincerely yours,

    /s/ Bracken Darrell

Bracken Darrell
President and Chief Executive Officer
Logitech International

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I accept the position of Chief Financial Officer and will begin work on February 6, 2023. I further acknowledge that the terms and conditions specified in this letter are the only commitments the Company is making relative to my employment and that all other promises, either verbal or written, are null and void.

    /s/ Charles Boynton                        Jan 30, 2023
Charles Boynton             Date

7700 Gateway Boulevard, Newark, CA 94560